SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-A/A

                             (Amendment No. 2)

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                        GENERAL SEMICONDUCTOR, INC.
           ------------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        DELAWARE                                       13-3575653
---------------------------                  ------------------------------
(State of incorporation or                          (I.R.S. Employer
      organization)                                Identification No.)


  10 MELVILLE PARK ROAD
   MELVILLE, NEW YORK                                    11747
---------------------------                  ------------------------------
 (Address of principle                                 (Zip Code)
  executive offices)


     Securities to be registered pursuant to Section 12(b) of the Act:


    Title of each class to                      Name of each exchange on
       be so registered                           which  class is to be
--------------------------------             ------------------------------
 PREFERRED STOCK PURCHASE RIGHTS                NEW YORK STOCK EXCHANGE


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None

          This Form 8-A/A (Amendment No. 2) amends and supplements the information set forth in the Registration Statement on the Form 8-A filed by General Semiconductor, Inc. (formerly known as General Instrument Corp.) (the "Company") on January 13, 1997 (as amended by the Form 8A/A filed on March 16, 1999). All capitalized terms not defined herein have the meanings ascribed to such terms in the Rights Agreement (as defined herein).

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          On July 31, 2001, the Board of Directors of the Company adopted Amendment No. 2 to the Rights Agreement, dated as of January 6, 1997, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), as amended on March 10, 1999 (as amended, the "Rights Agreement").

          Amendment No. 2 to the Rights Agreement (the "Amendment") amended the following: (i) Section 1 by adding definitions for "Merger Sub", "Merger Agreement" and "Merger"; (ii) the definition of "Acquiring Person" to provide that such term shall not include Parent, Merger Sub or their affiliates solely in connection with the execution of the Merger Agreement and consummation of the Merger; (iii) the definition of "Distribution Date" and "Shares Acquisition Date" to provide that neither such date shall be deemed to have occurred as a result of the execution of the Merger Agreement or the announcement or consummation of the Merger; and (iv) Exhibit C - the Summary of Rights to Purchase Preferred Stock - to reflect the changes described in the foregoing clauses (i) - (iii).

          The form of the Rights Agreement, dated as of January 6, 1997, between the Company and the Rights Agent, specifying the terms of the Rights, including the exhibits thereto, is attached to the Form 8-A as
Exhibit 1 and is incorporated herein by reference. The form of Amendment No. 1 to the Rights Agreement, dated as of March 10, 1999, attached to the Form 8-A/A as Exhibit 1 and is incorporated herein by reference. The Amendment is attached as Exhibit 3 to this Form 8-A/A (Amendment No. 2) and incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.


ITEM 2.   EXHIBITS

1. Form of Rights Agreement, dated as of January 6, 1997, between General Semiconductor and ChaseMellon Shareholder Services, L.L.C. (presently known as Mellon Investor Services LLC) as Rights Agent (previously filed on the form 8-A on January 13, 1997 and incorporated herein by reference)

2. Form of Amendment to the Rights Agreement, dated as of March 10, 1999, between General Semiconductor and ChaseMellon Shareholder Services, L.L.C. (presently known as Mellon Investor Services LLC) as Rights Agent (previously filed on the form 8-A/A on March 16, 1999 and incorporated herein by reference)

3. Amendment No. 2 to the Rights Agreement, dated July 31, 2001, between General Semiconductor, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) as Rights Agent

                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  August 1, 2001

                                   GENERAL SEMICONDUCTOR, INC.


                                   By:  /s/ Robert J. Gange
                                      -------------------------------------
                                       Robert J. Gange
                                       Senior Vice President and
                                       Chief Financial Officer

                                  EXHIBITS


Exhibit No.       Description
-----------       -----------

1. Form of Rights Agreement, dated as of January 6, 1997, between General Semiconductor and ChaseMellon Shareholder Services, L.L.C. (presently known as Mellon Investor Services LLC) as Rights Agent (previously filed on the form 8-A on January 13, 1997 and incorporated herein by reference)

2. Form of Amendment to the Rights Agreement, dated as of March 10, 1999, between General Semiconductor and ChaseMellon Shareholder Services, L.L.C. (presently known as Mellon Investor Services LLC) as Rights Agent (previously filed on the form 8-A/A on March 16, 1999 and incorporated herein by reference)

3. Amendment No. 2 to the Rights Agreement, dated July 31, 2001, between General Semiconductor, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.) as Rights Agent